Exhibit 2.2

SHAREHOLDER AGREEMENT

(OFFICERS FORM)

This SHAREHOLDER AGREEMENT (this “Agreement”), dated as of September 3, 2014, is made and entered into by and among TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation (“Parent”), LIGHTNING MERGER SUB, INC., a Connecticut corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the individual(s) listed under the heading “SHAREHOLDER” on the signature page hereof (each, a “Shareholder” and collectively, the “Shareholders”).

WITNESSETH:

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (“beneficial owner,” “beneficial ownership,” “beneficially,” and related terms, wherever used herein, within the meaning of Section 13(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including, without limitation, Rule 13d-3 under the Exchange Act)) of the number of shares of common stock, no par value (“Company Common Stock”), of BOLT TECHNOLOGY CORPORATION, a Connecticut corporation (the “Company”) set forth opposite such Shareholder’s name on Exhibit A hereto (the total number of shares of Company Common Stock beneficially owned by the Shareholders, together with any shares of Company Common Stock acquired or beneficially owned by Shareholder after the date hereof, whether upon the exercise of options or other rights, the vesting of restricted stock, the conversion or exchange of convertible or exchangeable securities, whether by means of purchase, dividend, distribution, or otherwise, prior to the termination of this Agreement, together with all associated rights and interests, being collectively referred to as the “Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith, which (upon the terms and subject to the conditions set forth therein) provides for the merger of Merger Sub with and into the Company with the Company surviving the merger (the “Merger”);

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested the Shareholders to agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SHAREHOLDER REPRESENTATIONS AND WARRANTIES

Each Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

Section 1.1        Authorization.

(a)        Shareholder possesses the requisite power, authority and legal capacity to (i) execute, deliver and perform its obligations under this Agreement, (ii) to appoint or cause to be appointed Merger Sub and Parent (or any nominee thereof) as Shareholder’s Proxy (as defined below), and (iii) to consummate the transactions contemplated hereby.

(b)        This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(c)        There is no other beneficial owner of any of the Shares set forth opposite Shareholder’s name on Exhibit A hereto or other beneficiary or holder of any other interest in any of such Shares whose consent is required for the execution and delivery of this Agreement or for the consummation by Shareholder of the transactions contemplated hereby.

(d)        Except as listed on Exhibit A hereto, Shareholder is not a party to any shareholder agreement, option agreement, purchase agreement, buy-sell agreement, right of first refusal or first offer, voting trust, proxy, or other contract with respect to the issuance, transfer or voting of any Company Common Stock (other than this Agreement).

Section 1.2        No Conflicts; Required Filings and Consents.

(a)        The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate any law applicable to Shareholder or by which Shareholder or any of Shareholder’s assets are bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any assets of Shareholder, including, without limitation, the Shares set forth opposite Shareholder’s name on Exhibit A hereto, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder’s assets are bound or affected, except for such conflict, violation, breach or default which, individually or in the aggregate, would not prevent or in any way impair Shareholder’s ability to perform Shareholder’s obligations under this Agreement.

(b)        The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

Section 1.3        Title to Shares. Shareholder is the sole beneficial owner of the Shares set forth opposite Shareholder’s name on Exhibit A hereto, free and clear of any pledge, lien, security interest, mortgage, claim, proxy, voting restriction or other voting trust, agreement, understanding, or arrangement of any kind, right of first refusal or other limitation on disposition, adverse claim of ownership, or other encumbrance of any kind, other than restrictions imposed by securities laws or pursuant to this Agreement. As of the date hereof, Shareholder does not own, beneficially or of record, any other shares of Company Common Stock or any other equity interests of the Company, including without limitation any options or other rights to acquire Shares, other than as identified on Exhibit A hereto.

Section 1.4        Information for Proxy Statement. None of the information relating to Shareholder or Shareholder’s affiliates provided in writing to the Company by or on behalf of Shareholder or Shareholder’s affiliates specifically for inclusion in the Proxy Statement will, at the times the Proxy Statement is filed with the U.S. Securities and Exchange Commission or is first published, sent or given to the shareholders of the Company, or at the time of the special meeting of the shareholders to consider the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 1.5        Acknowledgement of No Claims. Shareholder acknowledges and agrees that it is not aware of any past, present or potential future disputes, controversies, demands, claims, rights, obligations, liabilities, actions, and causes of action of every kind and nature involving or affecting the Shares or the Company, involving or relating to (a) any claim or right that Shareholder may assert or exercise in Shareholder’s capacity as a shareholder, director, officer or employee of the Company or in any other capacity and (b) any claim, right or cause of action based upon a breach of any express, implied, oral or written contract or agreement to which the Shareholder and Company are parties.

Section 1.6        Acknowledgment of No Broker Fees. Except as disclosed in the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of the Merger Agreement based upon any arrangement or agreement made by or at the request of Shareholder.

Section 1.7        Fiduciary Duties. The Shareholder is signing this Agreement solely in such Shareholder’s capacity as an owner of his respective Shares, and nothing herein shall prohibit, prevent or preclude such Shareholder from taking or not taking any action in his capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

ARTICLE II

SHAREHOLDER’S COVENANTS

Each Shareholder hereby covenants to Parent and Merger Sub as follows:

Section 2.1        Voting of Shares. Shareholder hereby irrevocably agrees that from the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger

Agreement in accordance with its terms (the “Support Period”), at every meeting of the shareholders of the Company however called and in every action by written consent of the shareholders of the Company, Shareholder shall vote (or take all action necessary to cause the record owner and any nominees of Shareholder’s Shares to vote) Shareholder’s Shares:

(a)        in favor of the approval of the Merger and the adoption of the Merger Agreement and the other transactions contemplated thereby;

(b)        if so directed by Parent, against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would reasonably be expected to result in any of the Company’s obligations under the Merger Agreement not being fulfilled, any change in the composition of the board of directors of the Company (except as contemplated by the Merger Agreement), any change in the present capital structure of the Company or any amendment to the Company’s corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially and adversely affect the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated; and

(c)        in favor of any other matter reasonably necessary for the consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of the shareholders of the Company or in any such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including, without limitation, documents enabling Parent and Merger Sub or their nominee(s) to vote Shareholder’s Shares directly.

Section 2.2        Proxy. Shareholder hereby revokes all prior proxies or powers of attorney with respect to any and all of Shareholder’s Shares. During the Support Period, Shareholder hereby constitutes and appoints Parent and Merger Sub, or any nominee designated by Parent and Merger Sub, with full power of substitution and resubstitution at any time during the Support Period, as Shareholder’s true and lawful attorney and proxy (“Proxy”), for and in its name, place, and stead, in the Proxy’s discretion, to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 2.1 and to vote each Share held by Shareholder as Shareholder’s Proxy in respect of any such matter, at every annual, special, adjourned, or postponed meeting of the shareholders of the Company, including, without limitation, the right to sign its name as Shareholder (or to direct the record owner to sign its name as shareholder) to any consent, certificate, or other document relating to the Company that the law of the State of Connecticut might permit or require. SHAREHOLDER HEREBY AFFIRMS THAT THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE SUPPORT PERIOD. Shareholder will take such further action and execute such other documents as may be necessary to effectuate the intent of this Section 2.2.

Section 2.3        Restrictions on Transfer; Proxies and Non-Interference.

(a)        Shareholder hereby agrees, until the termination of this Agreement pursuant to Section 4.1 not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of Shareholder’s Shares, (ii) grant any proxy or power of attorney, deposit any of Shareholder’s Shares into a voting trust or enter into a voting agreement with respect to any of Shareholder’s Shares, or (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impairing, or disabling Shareholder from timely and promptly performing Shareholder’s obligations under this Agreement.

(b)        Shareholder hereby agrees, if so requested by Parent, (i) that the Shares held by Shareholder shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy and (ii) that, subject to the terms of Section 2.3(a), such Shareholder shall not sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of Shareholder’s Shares without first having the aforementioned legend affixed to the certificates representing such Shares.

Section 2.4        No Solicitation.

(a)        During the Support Period, each Shareholder covenants and agrees not to, directly or indirectly, solicit, initiate, knowingly encourage, or take any other action designed to facilitate any inquiries or the making of any proposal from any Person (other than from Parent or Merger Sub) relating to any transaction that could reasonably be expected to lead to a Takeover Proposal.

(b)        During the Support Period, each Shareholder further covenants and agrees not to participate in any discussions or negotiations (except with Parent or Merger Sub) regarding, or furnish to any Person (other than Parent or Merger Sub or if required by law or compelled by subpoena or similar legal process) any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any Person (other than Parent and Merger Sub) to make or effect, any transaction that could reasonably be expected to lead to a Takeover Proposal.

(c)        Each Shareholder shall immediately cease and cause to be terminated any existing discussions or negotiations of Shareholder and Shareholder’s agents or other representatives with any Person (other than Parent and Merger Sub) with respect to any of the foregoing. During the Support Period, each Shareholder shall notify Parent and Merger Sub promptly of any specific proposal or offer made to such Shareholder relating to a Takeover Proposal, or any substantive inquiry or contact made to such Shareholder specifically relating to a Takeover Proposal, and shall, in any such notice to Parent and Merger Sub, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry, or contact and the material terms and conditions of such proposal, offer, inquiry, or contact.

(d)        Each Shareholder hereby agrees to permit Parent and the Company to publish and disclose in any materials delivered to the shareholders of the Company in connection with the Merger Agreement, Shareholder’s identity and ownership of Company Common Stock and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement.

(e)        Notwithstanding the foregoing, each Shareholder may, in such Shareholder’s capacity as an officer of the Company and/or a member of the board of directors of the Company, as the case may be, take such actions, if any, in such capacity or capacities as are permitted by Section 5.2 (No Solicitation) of the Merger Agreement.

Section 2.5        Transaction Litigation. In the event that any shareholder litigation related to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement is brought against Shareholder, in his or her capacity as an officer or member of the board of directors of the Company, after the date of this Agreement and prior to the Effective Time (“Transaction Litigation”), Shareholder shall promptly (and in any event within 24 hours) notify Parent of any such Transaction Litigation, give Parent the opportunity to participate in, but not control, the defense of any such litigation and keep Parent reasonably informed with respect to the status thereof. Shareholder agrees that it shall not compromise, offer to settle, agree to any settlement of or come to any arrangement regarding any such litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed to the extent that any such compromise, offer, agreement or arrangement does not involve any monetary payment to any plaintiff or their counsel).

ARTICLE III

PRESERVATION OF GOODWILL

Section 3.1        Agreement Not to Compete.

(a)        Shareholder hereby agrees that he or she shall not, directly or indirectly, whether as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, promoter, lender, or in any other individual or representative capacity, from and after the Effective Time until the third (3rd) anniversary of the Closing Date (the “Restricted Period”):

(i)        invest in, finance, engage or participate in, or plan or prepare to invest in, finance, engage or participate in the design, manufacture, sale or distribution of seismic energy sources and related controllers, data loggers, monitoring systems and other auxiliary equipment and spare parts; underwater cables, connectors, hydrophones, depth and pressure transducers; and underwater remotely operated robotic vehicles in any nation, state, territory or location where the Company or its Subsidiaries conducted business within the two (2) years preceding the date hereof (each, a “Competing Business”); provided, however, that the foregoing restriction shall not prevent Shareholder from acquiring or holding an interest of less than two percent (2%) of the outstanding equity securities of any Competing Business whose equity securities are listed on a national securities exchange, national or capital markets or traded in the over-the-counter bulletin board;

(ii)        solicit, divert or take away or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or suppliers of the Company or Parent or any of their respective present or future subsidiaries or affiliates to any individual, partnership, firm, business, corporation or other entity engaged in or planning or preparing to engage in a Competing Business; or

(iii)        influence or attempt to influence the employees of the Company, or any of its present or future subsidiaries or affiliates to leave their employment with the Company or any of its present or future subsidiaries or affiliates; provided, however, that this prohibition shall not apply to solicitations for employment resulting from general advertisements appearing in newspapers, periodicals, trade journals or other media of broad circulation.

Section 3.2        Confidential Information.

(a)        Shareholder hereby agrees that he or she shall not at any time, directly or indirectly, use, disclose or publish, or permit any other Person to disclose or publish, any Confidential Information, or use any such Confidential Information in a manner detrimental to the interests of the Company, Parent or any of their respective present or future subsidiaries or affiliates, unless (i) such information is or becomes generally known to the public through no fault of Shareholder, (ii) Shareholder is advised in writing by counsel that disclosure is required by Law or the order of a Governmental Authority of competent jurisdiction under applicable Law, or (iii) Shareholder reasonably believes that such disclosure is required in connection with a subpoena served upon or in the defense of a lawsuit against Shareholder; provided that, prior to disclosing any information pursuant to clause (ii) or (iii) above, Shareholder shall give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

(b)        For purposes of this Section 3.2, “Confidential Information” shall mean all confidential information and/or proprietary information relating to the Company and its Subsidiaries, including business plans, objectives and strategies; intellectual property, including trade secrets, designs and drawings, prototypes and know-how; product information; sales and marketing and advertising strategies, information and materials; customer lists; sales training materials; employee benefit program materials; accounting records and procedures; financial information; cost and pricing information; contractual arrangements with customers or suppliers; manuals and handbooks; employee and independent contractor compensation structures; and computer programs and data.

Section 3.3        Acknowledgment of Unfair Competition. Shareholder hereby acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information by any means whatsoever and any time before, during or after the Restricted Period shall constitute “Unfair Competition”. Shareholder agrees that he or she shall not engage in Unfair Competition either during the Restricted Period or any time thereafter.

Section 3.4        Acknowledgement of Materiality. Shareholder acknowledges and agrees that the restrictions set forth in this ARTICLE III are reasonable both in duration and scope. In the event that any court determines that the Restricted Period or the area or both of them are unreasonable and such covenant is to the extent unenforceable, each of the parties hereto agrees that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Shareholder acknowledges that (a) Shareholder will be receiving valuable consideration in the Merger pursuant to the Merger Agreement and (b) the restrictions set forth in this ARTICLE III are (i) being made as part of the sale of Shareholder’s equity interests in the Company in connection with the Merger, and (ii) are deemed necessary by Parent and the Company for the protection of the Confidential Information, business and goodwill of the Company, and are considered by Shareholder to be fair and reasonable for such purposes.

ARTICLE IV

MISCELLANEOUS

Section 4.1        Effectiveness. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be of no further force and effect. The termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to termination.

Section 4.2        Waiver of Appraisal Rights. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

Section 4.3        Directorship Resignations. Shareholder hereby tenders his or her resignation from any directorships that he or she occupies with the Company and any of its Subsidiaries, as the case may be, subject to and effective upon the Effective Time.

Section 4.4        Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that: (a) they have read this Agreement; (b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (c) they understand the terms and consequences of this Agreement; and (d) they are fully aware of the legal and binding effect of this Agreement.

Section 4.5        Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement, as it may be amended from time to time.

Section 4.6        Expenses; Attorneys’ Fees. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 4.7        Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon hand delivery, (b) upon confirmation of receipt of facsimile transmission, or (c) upon confirmed delivery by a standard overnight courier, to the following address or to such other address that a party hereto might later specify by like notice:

(a)	If to Parent or Merger Sub, to:

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, CA 91360

Attention: Melanie S. Cibik

Telephone No.: (805) 373-4605

Telecopier No.: (805) 373-4610

with a copy to:

McGuireWoods LLP

625 Liberty Avenue

23rd Floor, EQT Plaza

Pittsburgh, PA 15222

Attention: Scott E. Westwood

Telecopier No.: (412) 402-4191

(b)	If to Shareholder, to the address for notice set forth on Exhibit A hereto.

with a copy to each of:

Levett Rockwood P.C.

33 Riverside Avenue, Westport CT 06880

Attention: Barbara A. Young

Telephone No.: (203) 222-0885

Telecopier No.: (203) 226-8025

and

Edwards Wildman Palmer LLP

111 Huntington Avenue, Boston, MA 02199

Attention: Stacie S. Aarestad

Telephone No.: (617) 239-0314

Telecopier No.: (866) 955-8599

Section 4.8        Severability. In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

Section 4.9        Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect thereto.

Section 4.10      Assignment. No party hereto may assign or delegate this Agreement or any right, interest, or obligation hereunder; provided, however, that Parent or Merger Sub, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without obtaining the consent of any other party hereto; and provided, further, that any such assignment or delegation shall not relieve Parent or Merger Sub from liability hereunder.

Section 4.11      No Third-Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by only the parties hereto, their respective successors, and their permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, their respective successors, and permitted assigns, any rights, remedies, obligations, or liabilities of any nature whatsoever.

Section 4.12      Further Assurance. Each Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 4.13      Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

Section 4.14      No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available at law or in equity, the failure of any party hereto to insist upon compliance by any other party hereto with its respective obligations hereunder, or the existence of any custom or practice of the parties hereto at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

Section 4.15      Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent would be irreparably harmed by, and that there shall be no adequate remedy at law for, a violation of any of the covenants or agreements of Shareholder set forth in this Agreement. Accordingly, each Shareholder agrees that Parent shall have the right to enforce specifically the terms and provisions hereof in any court having jurisdiction and Parent shall be entitled to seek an injunction (without posting any bond or other undertaking) restraining Shareholder from violating such terms and provisions, this being in additions to any other right or remedy to which Parent or Merger Sub may be entitled under this Agreement at law, or in equity.

Section 4.16      Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut without giving effect to provisions thereof relating to conflicts of law. Each of the parties hereto, hereby submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Connecticut in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof.

Section 4.17      WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF PARENT, MERGER SUB OR SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 4.18      Headings. The descriptive headings contained in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.19      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of another party hereto, each party hereto will confirm facsimile transmission by signing a duplicate original document.

Section 4.20      Press Releases. No press release or public announcement concerning the Merger Agreement, this Agreement or the transactions contemplated hereby shall be made by Shareholder or by Shareholder’s affiliates or representatives (other than the Company) without advance written approval thereof by Parent.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed in a manner sufficient to bind them as of the date first written above.

TELEDYNE TECHNOLOGIES INCORPORATED

By:

Name:

Title:

LIGHTNING MERGER SUB, INC.

By:

Name:

Title:

SHAREHOLDER

By:

Name:

Address:

[See Schedule of Shareholders and Shares]

[SIGNATURE PAGE TO SHAREHOLDER AGREEMENT]

EXHIBIT A

SCHEDULE OF SHAREHOLDERS AND SHARES

Name of Beneficial and Record Owner	Common Stock		Stock Options	Restricted Stock
Raymond M. Soto	174,559	*	—	41,500
Michael C. Hedger	59,452		—	36,900
Joseph Espeso	34,096	**	—	2,100
William C. Andrews	16,797		—	8,600

TOTAL	284,904		—	89,100

*	Includes 2,812 shares of Common Stock held directly by Mr. Soto’s spouse.
**	Includes 1,146 shares of Common Stock held directly by Mr. Espeso’s spouse.